Exhibit 99.1

NEWS RELEASE
American Oil & Gas Reports 2nd Quarter
2010 Financial Results and Provides Operations Update
Bergstrom 15-23H Well at Goliath Produces 3,049 BOE During an
Early 24 Hour Flow Back Period
DENVER, August 17, 2010 — American Oil & Gas Inc. (NYSE Amex: AEZ) announces that the Bergstrom 15-23H well, located in T156N-R98W Sections 14 and 23 in Williams County, ND produced 3,049 barrels of oil equivalent (2,395 barrels of oil and 3.9 MMCF of natural gas) from the Bakken formation during an early 24 hour flow back period. The approximate 9,410 foot lateral in the Bakken formation was fracture stimulated with 36 stages. American owns a 95% working interest in this well.
American provides the following status of operated oil and gas drilling, completion and production operations:

WELL NAME	LOCATION	STATUS
Tong Trust 1-20H WI=25.3% NRI=20.2%	Sec. 20 — T157N-R96W Williams County, ND	Commenced production March 2010. Workover operations are underway to repair damaged production tubing and install a rod-pump.
Ron Viall 1-25H WI=94% NRI=75.2%	Sec. 25 — T156N-R98W Williams County, ND	Commenced production May 2010. Initial Production rate (“IP rate”) of 2,844 BOE. Average daily rate for initial 30 days of production of 987 BOE. Total cumulative production at August 11, 2010 of 56,062 BOE (41,079 bbls of oil and 90 mmcf of natural gas).
Summerfield 15-15H WI=35% NRI=28.4%	Sec. 15 — T147N-R96W Dunn County, ND	Commenced production May 2010. IP rate of 2,799 BOE. Average daily rate for initial 30 days of production of 1,046 BOE. Total cumulative production at August 11, 2010 of 60,568 BOE (51,347 bbls of oil and 56 mmcf of natural gas).
Bergstrom 15-23H WI=95% NRI=76%	Sec. 23 — T156N-R98W Williams County, ND	36-stage hydraulic fracture stimulation completion operation recently completed. The Bergstrom well produced 3,049 BOE (2,395 Bbls of oil and 3.9 mmcf of natural gas) during an early 24 hour flow-back period.
Johnson 15-35H WI=81% NRI=64.8%	Sec. 35 — T156N-R98W Williams County, ND	35-stage hydraulic fracture stimulation completion operation underway.

Hickel 15-35H WI=61.5% NRI=49.2%	Sec. 35 — T157N-R97W Williams County, ND	Drilling operations concluded on July 27, 2010. Completion assembly installed to facilitate a 35-stage hydraulic fracture stimulation completion. No date has been set to commence completion operations, as completion crews are presently unavailable.
Hodenfield 15-33H WI=51.4% NRI=41.1%	Sec. 33 — T157N-R97W Williams County, ND	Drilling operations concluded on August 5, 2010. Completion assembly installed to facilitate a 35-stage hydraulic fracture stimulation completion. No date has been set to commence completion operations, as completion crews are presently unavailable.
Hodenfield 15-7H WI=46% NRI=36.8%	Sec. 7 — T157N-R97W Williams County, ND	Ensign drilling rig 88 has been rigged down after installing the completion assembly that is expected to facilitate a 35-stage completion assembly. No date has been set to commence completion operations, as completion crews are unavailable.
Bergstrom 2-27H WI=72.9% NRI=58.3%	Sec. 27 — T156N-R98W Williams County, ND	Ensign drilling rig 24 commenced drilling on August 15, 2010.
Olson 15-36H WI=68.2% NRI=54.5%	Sec. 36 — T157N-R98W Williams County, ND	Nabors drilling rig 486 commenced drilling on August 12, 2010.
Hodenfield 15-23H WI=37.77% NRI=30.2%	Sec. 23 — T157N-R98W Williams County, ND	Building of access road and drilling location is underway in preparation for Ensign Rig 88 to move in and commence drilling within the next ten days.
Reid 3-3H WI=35.6% NRI=28.5%	Sec. 3 — T157N-R97W Williams County, ND	Unit drilling rig 234 will be brought in under a long-term contract to drill this well, followed by other wells. Drilling operations are expected to commence in late August.
Financial Results
American reports a net loss of $254,128 (nil per share, basic and diluted) for the quarter ended June 30, 2010, as compared to net loss to common stockholders of $1,600,118 (loss of three cents per share, basic and diluted) for the quarter ended June 30, 2009. For the six-month periods ended June 30, 2010 and 2009, American reports a net income to common stockholders of $27,780,586 (income of 47 cents per share, basic and 46 cents per share, diluted) and a net loss to common stockholders of $5,491,481 (loss of 11 cents per share, basic and diluted), respectively. The approximate $33 million increase in net income in the six-month period includes a $36.4 million pre-tax gain on the sale of substantially all of American’s oil and gas interests in the Powder River Basin in Wyoming on March 31, 2010.
During the quarter ended June 30, 2010, American sold 38,442 barrels of oil at $62.12 per barrel and 5,794 mcf of natural gas at $5.11 per mcf for total oil and gas revenues of $2,417,564. For the corresponding quarter ended June 30, 2009, American sold 5,401 barrels of oil at $44.88 per barrel and 82,023 mcf of natural gas at $3.35 per mcf for total oil and gas revenues of $517,478. Lease operating expenses, including production taxes, for the quarters ended June 30, 2010 and 2009 were $623,862 ($15.83 per BOE) and $270,250 ($14.17 per BOE), respectively. Depreciation, depletion and amortization expense of oil and gas properties was $704,000 ($17.86 per BOE) for the current quarter and $221,000 ($11.59 per BOE) for the corresponding prior year quarter.
During the six-month period ended June 30, 2010, American sold 46,262 barrels of oil at $63.64 per barrel and 51,284 mcf of natural gas at $6.50 per mcf for total oil and gas revenues of $3,277,535. For the corresponding six-month period ended June 30, 2009, American sold 9,179 barrels of oil at $40.33 per barrel and 133,437 mcf of natural gas at $3.39 per mcf for total oil and gas revenues of $823,152. Lease operating expenses, including production taxes, for the six-month periods ended June 30, 2010 and 2009 were $865,271 ($15.79 per BOE) and $569,925 ($18.14 per BOE), respectively. Depreciation, depletion and amortization expense of oil and gas properties was $950,000 ($17.33 per BOE) for the current six-month period and $334,000 ($10.63 per BOE) for the prior year six-month period.

For the quarters ended June 30, 2010 and 2009, American’s general and administrative expenses were $1,361,273 and $1,412,805, respectively. For the six-month periods ended June 30, 2010 and 2009, American’s general and administrative expenses were $3,364,002 and $3,044,351 respectively.
At June 30, 2010, American had $52.1 million in working capital which includes $51.8 million in cash and short-term investments, total assets of $144.2 million, a long-term asset retirement obligation of $151,000, deferred income taxes of $6.4 million, no long term debt and stockholders’ equity of $126.2 million. There are currently 61,004,656 common shares outstanding.
American’s net cash used by operating activities decreased by $1,169,808 (from $2,587,408 net cash used for operating activity for the six-month period ended June 30, 2009 to $1,417,600 cash used by operations for the six-month period ended June 30, 2010). Oil and gas revenues increased by $2.5 million in the 2010 period compared with the 2009 period; however, cash spent for well equipment inventory at third-party yards increased by $3.2 million for the 2010 period compared with the 2009 period. Well equipment inventory at third-party yards is carried as a current asset.
During the six-month period ended June 30, 2010, investing activities provided a net $10.1 million in cash as compared with $6.9 million of cash used by investing activities in the six-month period ended June 30, 2009. The $17 million increase is primarily due to $46.2 million received on the sale of oil and gas properties in the Powder River Basin in Wyoming, less a $28 million increase in capital expenditures at American’s Goliath Project (consisting of approximately $18 million for lease acquisitions and extensions and approximately $10 million for drilling and completion of wells).
During the six-month periods ended June 30, 2010 and June 30, 2009, $716,650 in cash was received in the 2010 period relating to stock option exercises.
American Oil & Gas Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas Inc. can be found at the Company’s website: www.americanog.com.

Selected Financial and	Three Months Ended		Six Months Ended
Operating Data	6/30/10	6/30/09	6/30/10	6/30/09
CASH FLOW RECAP:
Net cash (used) by operating activities	$(2,017,402)	$(1,079,843)	$(1,417,600)	$(2,587,408)
Net cash (used)/provided for investing activities	$(22,116,337)	$(893,179)	$10,140,219	$(6,928,941)
Net cash provided by financing activities	$312,850	$—	$716,650	$—

FINANCIAL RECAP:
Revenues	$2,417,564	$517,478	$3,277,535	$823,152
Net income/(loss)	$(254,128)	$(1,600,118)	$27,780,586	$(5,491,481)
Net loss per common share- basic	$—	$(0.03)	$0.47	$(0.11)
Net loss per common share- diluted	$—	$(0.03)	$0.46	$(0.11)

OPERATING DATA:
Net oil production (Bbl)	38,442	5,401	46,262	9,179
Oil revenues	$2,387,980	$242,383	$2,944,322	$370,192
Average oil price per Bbl	$62.12	$44.88	$63.64	$40.33

Net gas production (Mcf)	5,794	82,023	51,284	133,437
Natural gas revenues	$29,584	$275,095	$333,213	$452,960
Average gas price per Mcf	$5.11	$3.35	$6.50	$3.39

Barrels of oil equivalent sold (“BOE”)	39,408	19,072	54,809	31,419

Lease operating and production taxes	$623,862	$270,250	$865,271	$569,925
LOE and production taxes per BOE	$15.83	$14.17	$15.79	$18.14

Depreciation, depletion and amortization-oil and gas properties	$704,000	$221,000	$950,000	$334,000
DD&A per BOE	$17.86	$11.59	$17.33	$10.63

Investment income	$67,020	$17,337	$98,815	$38,317
Impairment expense — oil and gas assets	$—	$—	$—	$2,100,000
Impairment of well equipment inventory	$173,785	$156,139	$173,785	$156,139
Accretion of asset retirement obligation	$2,895	$10,567	$13,108	$20,220
Gain on sale of oil and gas properties	$—	$—	$36,400,000	$—
Income tax provision — current	$—	$—	$200,000	$—
Income tax provision (benefit) — deferred	$(162,000)	$—	$6,330,000	$—
General and administrative expenses	$1,361,273	$1,412,805	$3,364,002	$3,044,351
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This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas Inc., and does not necessarily include the views of any other person or entity.
Important Information for Investors and Stockholders
In connection with the proposed merger transaction involving Hess Corporation (“Hess”) and American Oil & Gas Inc. (“American”), Hess will file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 containing a proxy statement/prospectus. Hess and American also plan to file other documents with the SEC regarding the proposed transaction. The proposed merger transaction involving Hess and American will be submitted to American’s stockholders for their consideration and a definitive proxy statement/prospectus will be mailed to American’s stockholders. INVESTORS AND SECURITY HOLDERS OF AMERICAN ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS REGARDING THE PROPOSED TRANSACTION THAT WILL BE

FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and stockholders will be able to obtain free copies of the proxy statement/prospectus and other documents containing important information about Hess and American, once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Hess will be available free of charge on Hess’ internet website at www.hess.com or by contacting Hess’ Corporate Secretary Department at 212-536-8602. Copies of the documents filed with the SEC by American will be available free of charge on American’s internet website at www.americanog.com or by contacting American’s Investor Relations Department at 303-449-1184.
Hess, American, their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from the stockholders of American in connection with the proposed transaction. Information about the directors and executive officers of Hess is set forth in its proxy statement for its 2010 annual meeting of stockholders and in its annual report on Form 10-K, which were filed with the SEC on March 25, 2010 and February 26, 2010 , respectively. Information about the directors and executive officers of American is set forth in its proxy statement for its 2010 annual meeting of stockholders and in its annual report on Form 10-K, as amended, which were filed with the SEC on May 14, 2010 and March 15, 2010 (as amended on March 29, 2010 and April 30, 2010), respectively. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.
This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Contact:
Andrew Calerich, President 303.991.0173 Fax: 303.595.0709 1050 17th Street, Suite 2400 — Denver, CO 80265	Neal Feagans, Investor Relations Feagans Consulting, Inc 303.449.1184